                                                Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary is based on relevant portions of the Delaware General Corporation Law (the “DGCL”) and on the Amended and Restated Articles of Incorporation (our “Charter”) and Amended and Restated Bylaws (our “Bylaws”) of Team, Inc. (“we,” “our,” or the “Company”). The summary is not necessarily complete and is subject to, and qualified in its entirety by, our Charter and Bylaws, included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is also included, and the relevant portion of the DGCL.
General
Our authorized stock consists of 60,000,000 shares of common stock, $0.30 par value per share, and 500,000 shares of preferred stock, $100 par value per share. As of March 8, 2021, there were 30,874,250 shares of common stock and no shares of preferred stock outstanding.
Common Stock
Listing
Our common stock is listed on the New York Stock Exchange under ticker symbol “TISI”.
Dividends
Holders of shares of common stock are entitled to share equally and ratably in any dividends, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock.
Voting
Under the terms of our Charter, each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. Except as required by law, holders of common stock vote together as one class.
Preemptive, Conversion or Similar Rights
Our common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights. There are no sinking fund provisions for or applicable to the common stock.
Liquidation Preference
In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share, on a pro rata basis, any assets or funds remaining after payment in full of all creditors and holders of preferred stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.

                                                Exhibit 4.1
Preferred Stock
Our board of directors may, without the vote of the holders of our capital stock, from time to time, direct the issuance of up to 500,000 shares of preferred stock in one or more series, with such designations and such relative voting, dividend, liquidation, conversion, and other rights, preferences and limitations as are stated in our Charter, or any certificate of designation establishing such series adopted by our board of directors. Except as required by law, the holders of preferred shares having voting rights and the holders of common shares shall vote together as one class.
Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of our common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.
Anti-Takeover Effects of our Charter and Bylaws
Certain provisions our Charter and Bylaws may make it more difficult for third parties to acquire control of us. These provisions, described below, are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.
Advance Notice Requirements for Stockholder Proposals and Directors Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary of the Company at our principal executive offices not less than 90 calendar days nor more than 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may have the effect of precluding our stockholders from bringing matters before a meeting or from making nominations for directors if the proper procedures are not followed or may discourage or defer a potential acquiror from

                                                Exhibit 4.1
conducting a solicitation of proxies to elect a slate of directors or otherwise attempting to obtain control of the Company.
Call of Special Meetings; Action by Written Consent.
Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board, or by the President of the Company pursuant to the request of the holders of our common stock having not less than 10% of the voting power of all our outstanding common stock. Stockholders are not otherwise permitted to call a special meeting or to require the board of directors to call a special meeting. Our Bylaws provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a unanimous consent in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares entitled to vote.
Filling of Board Vacancies; Removal
Our Bylaws provide that vacancies in the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled for the unexpired terms by the affirmative vote of a majority of the remaining members of the board of directors. This may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Classified Board of Directors
Our board of directors is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms such that approximately a third of directors are up for election each year. Therefore, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. As a result, the Company’s classified board of directors may discourage proxy contests for the election of directors or purchases of a substantial block of common stock because its provisions could operate to prevent obtaining control of our board of directors in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, because Section 141(k)(1) of the DGCL provides that a director serving on a classified board of directors may be removed only for cause, a classified board of directors could delay stockholders who do not agree with the policies of our board of directors from replacing a majority of our board of directors for two years unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote.
Additional Charter and Bylaw Provisions
Amendments to Governing Documents
Our Charter provides that Team may at any time and from time to time amend, alter, change or repeal any provision contained in our Charter, and any other provisions authorized by the DGCL may be added or inserted; provided, however, that any such action requires the affirmative vote of at least two-thirds of the holders of all of the shares of our stock then entitled to vote in an election of directors, voting together as a single class.
Our Bylaws provide that in addition to any requirements set forth by the DGCL, the Bylaws may be adopted, amended or repealed by (i) the affirmative vote of at least two-thirds of the holders of all of the

                                                Exhibit 4.1
shares of our stock then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of our board of directors.
Limitation on Director Liability
Our Charter includes provisions permitted under the DGCL relating to the liability of our directors and officers. Directors of the Company shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our Charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.